EXHIBIT 3.1

                           CERTIFICATE OF AMENDMENT

                      OF THE CERTIFICATE OF INCORPORATION

                                      OF

                           AMERICAN EXPRESS COMPANY

               UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

                                   * * * * *


1.     The name of the corporation is American Express Company.

2. The certificate of incorporation of said corporation was filed by the Department of State on June 10, 1965.

3. (a) The certificate of incorporation is amended to change the 1,200,000,000 common shares of the par value of $.60 to 3,600,000,000 common shares of the par value of $.20.

       (b) To effect the foregoing, Section 4(1) of the Certificate of Incorporation is amended to read as follows:

                "1. The aggregate number of shares of all classes which the corporation shall have the authority to issue is 3,620,000,000 shares, consisting of 20,000,000 preferred shares of the par value of $1.66 2/3 each and 3,600,000,000 common shares of the par value of $.20 each."

4. (a) The presently authorized and issued 448,285,538 common shares with a par value of $.60 per share are hereby changed into 1,344,856,614 issued common shares with a par value of $.20 per share in the ratio of 3 shares with a par value of $.20 per share for each share with a par value of $.60.

       (b) The presently authorized and unissued 751,714,462 common shares with a par value of $.60 per share are hereby changed into 2,255,143,386 unissued common shares with a par value of $.20 per share in the ratio of 3 shares with a par value of $.20 per share for each share with a par value of $.60.

5.     The amendment was authorized in the following manner:

       The Board of Directors of American Express Company unanimously authorized this amendment to its Certificate of Incorporation on January 24, 2000. The shareholders of American Express Company approved this amendment by vote of a majority of all outstanding shares entitled to vote thereon at the annual meeting of shareholders held on April 24, 2000.

                                                /s/ Stephen P. Norman
                                                ----------------------------
                                                Stephen P. Norman
                                                Secretary